FORM 51-101F3

REPORT OF

MANAGEMENT AND DIRECTORS

ON OIL AND GAS DISCLOSURE

This is the form referred to in item 3 of section 2.1 of National Instrument 51-101

Standards of Disclosure for Oil and Gas Activities ("NI 51-101"). This form does not apply in British Columbia.

Report of Management and Directors

on Reserves Data and Other Information

Management of Camflo International Inc. (the "Company") are responsible for the preparation and disclosure of information with respect to the Company’s oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which consist of the following:

(a) (i) proved and proved plus probable oil and gas reserves estimated as at December 31,

2003 using forecast prices and costs; and

(ii) the related estimated future net revenue; and

(b) (i) proved oil and gas reserves estimated as at December 31, 2003 using constant prices and costs; and

(ii) the related estimated future net revenue.

An independent qualified reserves evaluator has evaluated the Company’s reserves data. The report of the independent qualified reserves evaluator was filed with securities regulatory authorities on June 16, 2004.

The board of directors of the Company has

(a) reviewed the Company’s procedures for providing information to the independent qualified reserves evaluator;

(b) met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation;

and

(c) reviewed the reserves data with management and the independent qualified reserves evaluator .